EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Record First Quarter Earnings:
•	Net Income increased $2.6 million, or 29.6%, to $11.3 million for the quarter ended March 31, 2026, from $8.7 million for the quarter ended March 31, 2025, marking record first quarter earnings
•	Net Interest Margin increased 45 basis points, or 11.4%, to 4.40% for the three months ended March 31, 2026, from 3.95% for the three months ended March 31, 2025
•	Total Deposits increased $39.4 million, or 1.7%, to $2.4 billion at March 31, 2026, from $2.3 billion at year-end 2025
•	Total Loans increased $1.7 million, or less than 1.0%, to remain relatively level at approximately $2.0 billion at March 31, 2026 and December 31, 2025
•	Earnings per share grew $0.08 per share, or 10.4%, to $0.85 per share for the quarter ended March 31, 2026 from $0.77 per share for the quarter ended March 31, 2025
•	Book value per share grew $0.48, or 2.3%, to $21.75 at March 31, 2026, from $21.27 at December 31, 2025

MIDDLETOWN, N.Y., April 28, 2026 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Orange Investment Advisors, Inc. (“OIA”), today announced net income of $11.3 million, or $0.85 per basic and diluted share, for the three months ended March 31, 2026.  This compares with net income of $8.7 million, or $0.77 per basic and diluted share, for the three months ended March 31, 2025.  The increase in earnings per share, basic and diluted, was due primarily to an increase in net interest income coupled with a reduction in provision for credit losses partially offset by an increase in noninterest expense during the current period.
Book value per share grew $0.48, or 2.3%, from $21.27 at December 31, 2025 to $21.75 at March 31, 2026. Tangible book value per share increased $0.49, or 2.4%, from $20.83 at December 31, 2025 to $21.32 at March 31, 2026 (see “Non-GAAP Financial Measure Reconciliation” below for additional detail).  These increases were due to earnings growth during the three months ended March 31, 2026 offset by an increase in unrealized losses on the available for sale securities (“AFS”) portfolio resulting from interest rate fluctuation during the period.
“I am pleased to announce record first quarter financial results for the Bank led by growth of our low-cost deposit base and continued strength in our net interest margin,” said Orange County Bancorp President and CEO Michael Gilfeather and added “this expansion continued despite today’s challenging macroeconomic and geopolitical environments.”
“For the quarter ended March 31, 2026, the Bank earned $11.3 million, a $2.6 million, or 29.6% increase, over the same quarter last year. Total loans increased a modest $1.7 million for the quarter, keeping our total loan portfolio relatively flat at $2 billion versus year-end 2025.  The average yield on the loan portfolio was 6.18%, up 13 basis points, or 2.15% from the same period last year, and down 6 basis points, or less than 1% versus the prior quarter.

Total deposit growth for the quarter continued a favorable trend, increasing $39.4 million, or 1.7%, to $2.4 billion at March 31, 2026 from $2.3 billion at December 31, 2025.  The bulk of this growth reflected core deposits and was sourced within the Bank, enabling us to continue to reduce the use of higher cost, broker-sourced  deposits.  As discussed previously, we have made organically sourced deposits a key focus of the Bank, and this initiative continues to meet with success.  Our average cost of deposits for the quarter was 1.03% down 26 basis points, or 20.2% from Q1 2025 and down 8 basis points or 7.2% versus Q4 2025, and remains a key competitive strength of the Bank.

Given higher lending rates and lower deposit costs, net interest margin continued to improve during the quarter, increasing 45 basis points to 4.40% for the three months ended March 31, 2026, from 3.95% for the three months ended March 31, 2025.  Net interest margin was also helped by loan repayments near quarter end.  We are always actively managing our loan portfolio and deposits with the goal of optimizing financial performance and delivering market leading results.

Breaking with otherwise strong metrics, our Wealth Managament division experienced a pullback from its recent growth path during the quarter.  For the three months ending March 31, 2026, Wealth Management earned $3.3 million, down $171 thousand, or 5.0% versus the same quarter last year and down $465 thousand, or 12.5% versus the prior quarter. During the quarter, earnings for Wealth Management were impacted by reduction in assets under management (AUM), partially resulting from volatility within the equity markets, the interest rate environment, and overall economy combined with last year’s divisional restructuring.  We believe synergies between the Bank and Wealth Management division will position us to not only replace lost AUM but accelerate their growth further. We remain excited by the prospects for this division and view it as a key component of our business strategy and client value proposition.

The strength of our business model once again enabled us to navigate recent macroeconomic challenges successfully.  I am proud of the results and remain optimistic about our opportunities. I also remain confident in our team’s ability to respond quickly to changing circumstances from a foundation of experience to effectively manage risk, serve our clients, and pursue new opportunities in our operating markets. This is the true power of a well run regional bank. As always, I thank our committed employees, customers, and shareholders for their continued confidence and support.”

First Quarter 2026 Financial Review
Net Income
Net income for the first quarter of 2026 was $11.3 million, an increase of $2.6 million, or 29.6%, from net income of $8.7 million for the first quarter of 2025.  The growth in net income represents a combination of increased net interest income as well as a reduced provision for credit losses partially offset by increased noninterest expense during the quarter.  The improvement in the provision for credit losses represents the effect of slower loan growth resulting from late first quarter loan repayments combined with lower reserve requirements related to the composition and performance of the loan portfolio and the associated impact of modeling projected losses under CECL.
Net Interest Income
For the three months ended March 31, 2026, net interest income rose $4.3 million, or 18.1%, to $27.9 million as compared to $23.6 million during the same period last year reflecting an increase in total interest income of $2.5 million as a result of growth in interest and fees associated with loans and a decrease in total interest expense of $1.8 million mainly due to lower interest costs resulting from reduced borrowing costs during the current period.
Total interest income rose $2.5 million, or 8.0%, to $34.4 million for the three months ended March 31, 2026, compared to $31.9 million for the three months ended March 31, 2025.  The increase reflected 9.1% growth in interest and fees associated with loans coupled with an increase of interest income associated with fed funds and balances held at correspondent banks offset by a net decrease in interest income associated with investment securities.
Total interest expense decreased $1.8 million during the first quarter of 2026, to $6.5 million, as compared to $8.3 million in the first quarter of 2025. Interest expense from FHLB advances and borrowings during the current quarter totaled $98 thousand as compared to $931 thousand during the first quarter of 2025.  The decrease primarily represented the effect of lower average balances and average costs associated with FHLB borrowings.  Interest expense associated with savings and NOW accounts totaled $5.3 million during the first quarter of 2026 as compared to $4.9 million during the first quarter of 2025.  Interest expense related to subordinated notes increased and totaled $430 thousand during the first quarter of 2026 as compared to $230 thousand during the first quarter of 2025.

Provision for Credit Losses
Provision for credit losses reflected a net recovery of $436 thousand for the three months ended March 31, 2026 as compared to an expense of $202 thousand for the three months ended March 31, 2025. The 2026 recovery was due primarily to slower loan growth during the first quarter of 2026 combined with the effect of customary model calibration for projected lifetime losses for the portfolio and lower reserves associated with the composition of loans closed during the first quarter of 2026.  The allowance for credit losses to total loans was 1.43% as of March 31, 2026 versus 1.45% as of December 31, 2025.  No additional reserves for investment securities were recorded during either of the first quarters of 2026 or 2025.

Non-Interest Income
Non-interest income decreased $179 thousand, or 4.1%, to $4.2 million for the three months ended March 31, 2026 as compared to $4.4 million for the three months ended March 31, 2025.  This reduction was related primarily to a decrease in investment advisory income combined with a reduction of earnings on bank-owned life insurance due to a receipt of BOLI proceeds in the first quarter of 2025.  The Company’s other fee income categories, including trust income and service charges on deposit accounts, experienced growth during the quarter.

Non-Interest Expense
Non-interest expense was $17.9 million for the first quarter of 2026, reflecting an increase of $1.4 million, or 8.7%, as compared to $16.5 million for the same period in 2025.  The increase in non-interest expense for the current three-month period continues to reflect the Company’s investment in growth. This investment consists primarily of increases in compensation, occupancy, and professional fees as well as significant expense related to information technology. Our efficiency ratio, which is a non-GAAP measurement, improved to 55.9% for the three months ended March 31, 2026, from 58.9% for the same period in 2025.
Income Tax Expense
Provision for income taxes for the three months ended March 31, 2026 was $3.3 million, representing an increase of $722 thousand, or 27.9%, as compared to $2.6 million for the three months ended March 31, 2025.  The increase in the provision for income tax was directly related to an increase in income before income taxes associated with the Company’s earnings as well as the effect of certain tax adjustments for the quarter.  Our effective tax rate for the three-month period ended March 31, 2026 was 22.7%, as compared to 22.9% for the same period in 2025.

Financial Condition
Total consolidated assets increased by $46.2 million, or 1.7%, and remained relatively consistent at $2.7 billion at March 31, 2026 and  December 31, 2025.  The increase reflected increases in cash and loans during the first quarter of 2026.
Total cash and due from banks increased from $204.2 million at December 31, 2025, to $257.5 million at March 31, 2026, an increase of approximately $53.3 million, or 26.1%. This increase resulted mainly from higher levels of deposit balances and payoffs of loans which elevated cash levels at quarter end.
Total investment securities decreased $11.9 million, or 2.8%, from $425.3 million at December 31, 2025 to $413.4 million at March 31, 2026.  The decrease continues to be driven primarily by investment maturities during the first three months of 2026.
Total loans increased $1.7 million, or 0.1%, and remained relatively level near $2.0 billion at March 31, 2026 and December 31, 2025.  The slight increase included growth within the CRE construction category, home equity segment, and consumer sector offset by a decrease in commercial and industrial loans.  Commercial real estate loans and residential real estate loans remained level between March 31, 2026 and December 31, 2025.
Total deposits increased $39.4 million, to $2.4 billion at March 31, 2026 from $2.3 billion at December 31, 2025.  This increase was due primarily to $53.4 million of growth in interest bearing demand deposits and $1.7 million of growth in noninterest-bearing demand accounts.  Money market accounts and savings accounts combined for approximately $1.1 million at March 31, 2026 as compared to $1.0 million at December 31, 2025, reflecting an increase of $77.3 million, or 7.7%.  Certificates of deposit represented a $93.1 million decrease as the increased deposit levels of transaction accounts provided for run-off of maturing brokered deposits during the period.  Deposit composition at March 31, 2026 included 51.1% in demand deposit accounts (including NOW accounts) as a percentage of total deposits.  Uninsured deposits, net of fully collateralized municipal relationships, remain stable and represent approximately 49% at March 31, 2026 and 46% at December 31, 2025.
FHLBNY long-term borrowings remained at $10.0 million at March 31, 2026 and December 31, 2025.  The stability and low level in borrowings represents the effect of increased deposits which outpaced loan growth during the quarter and allowed for low borrowing levels while maintaining higher levels of cash at March 31, 2026.
Stockholders’ equity increased $7.3 million, or 2.6%, to $291.7 million at March 31, 2026 from $284.4 million at December 31, 2025. The increase was due to the effect of $11.3 million in net income offset by dividends of $2.4 million and an increase in unrealized losses of approximately $2.8 million on the market value of investment securities within the Company’s equity as accumulated other comprehensive income (loss) (“AOCI”), net of taxes during the first quarter of 2026.
At March 31, 2026, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital-to-average-assets ratio was 12.80%, both common equity and Tier 1 capital-to-risk-weighted-assets were 17.66%, and total-capital-to-risk-weighted-assets was 18.91%.

Wealth Management
At March 31, 2026, our Wealth Management Division, which includes trust and investment advisory, held $1.6 billion in assets under management or advisory, as compared to $1.9 billion at December 31, 2025, a 13.0% decrease.  Trust and investment advisory income for the three months ended March 31, 2026 was $3.3 million, representing a decrease of 5.0%, or $171 thousand, as compared to $3.4 million for the three months ended March 31, 2025.

The breakdown of trust and investment advisory assets as of March 31, 2026 and December 31, 2025, respectively, is as follows:

ORANGE COUNTY BANCORP, INC.
SUMMARY OF AUM/AUA
(UNAUDITED)
(Dollar Amounts in thousands)
	At March 31, 2026		At December 31, 2025
	Amount	Percent	Amount	Percent
Investment Assets Under Management & Advisory	$ 961,581	58.52%	$ 1,184,317	62.73%
Trust Asset Under Administration & Management	681,725	41.48%	703,544	37.27%
Total	$ 1,643,306	100.00%	$ 1,887,861	100.00%

Loan Quality
At March 31, 2026, the Bank had total non-performing loans of $26.1 million, or 1.34% of total loans.  Total non-accrual loans represented $26.1 million of loans as of March 31, 2026, compared to $11.1 million at December 31, 2025.  The increase in non-accrual loans was related primarily to a commercial real estate participation loan that experienced payment disruption during the first quarter of 2026 due to bankruptcy at the parent company level and remains non-performing and in non-accrual status at quarter-end.

Liquidity
Management believes the Bank has the necessary liquidity to meet normal business needs.  The Bank uses a variety of resources to manage its liquidity position.  These include short term investments, cash from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits exceeding $250,000, brokered deposits, FHLBNY advances, and other borrowings.  As of March 31, 2026, the Bank’s cash and due from banks totaled $257.5 million.  The Bank maintains an investment portfolio of securities available for sale, comprised mainly of US Government agency and treasury securities, Small Business Administration loan pools, mortgage-backed securities, and municipal bonds.  Although the portfolio generates interest income for the Bank, it also serves as an available source of liquidity and funding.  As of March 31, 2026, the Bank’s investment in securities available for sale was $413.4 million, of which $127.4 million was not pledged as collateral or specifically designated to any borrowings.  Additionally, as of March 31, 2026, the Bank’s overnight advance line capacity at the FHLBNY was $660.7 million, of which $87.4 million was used to collateralize municipal deposits and $10.0 million was utilized for long term advances.  As of March 31, 2026, the Bank’s unused borrowing capacity at the FHLBNY was $563.3 million. The Bank also maintains additional borrowing capacity of $20 million with other correspondent banks.  Additional funding is available to the Bank through the discount window lending by the Federal Reserve.  The total amount of loans pledged to the Federal Reserve, between the Discount Window and the Borrower-In-Custody (“BIC”) program, was approximately $231.8 million at March 31, 2026.  At March 31, 2026, the Bank was not utilizing any available funding from the Federal Reserve.
The Bank also considers brokered deposits an element of its overall deposit strategy.  As of March 31, 2026, the Bank had brokered deposit arrangements with various terms under 30 days totaling approximately $30.0 million.

Non-GAAP Financial Measure Reconciliations
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	March 31, 2026	December 31, 2025
	(Dollars in thousands except for share data)
Tangible Common Equity:
Total stockholders’ equity	$ 291,664	$ 284,364
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(464)	(535)
Tangible common equity	$ 285,841	$ 278,470
Common shares outstanding	13,407,690	13,368,447
Book value per common share	$ 21.75	$ 21.27
Tangible book value per common share	$ 21.32	$ 20.83

Tangible Assets
Total assets	$ 2,705,620	$ 2,659,377
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(464)	(535)
Tangible assets	$ 2,699,797	$ 2,653,483
Tangible common equity to tangible assets	10.59%	10.49%

About Orange County Bancorp, Inc
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Orange Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to approximately $2.7 billion in total assets. Orange Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.

Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, increased levels of loan delinquencies, problem assets and foreclosures, credit risk management, asset-liability management, cybersecurity risks, geopolitical conflicts, public health issues, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Michael Lesler
EVP & Chief Financial Officer
mlesler@orangebanktrust.com
Phone: (845) 341-5111

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	March 31, 2026	December 31, 2025

ASSETS

Cash and due from banks	$ 257,538	$ 204,232
Investment securities - available-for-sale	407,510	419,406
(Amortized cost $463,946 at March 31, 2026 and $472,097 at December 31, 2025)
Restricted investment in bank stocks	5,917	5,917
Loans	1,951,963	1,950,284
Allowance for credit losses	(27,844)	(28,335)
Loans, net	1,924,119	1,921,949

Premises and equipment, net	15,636	15,482
Accrued interest receivable	10,994	10,383
Bank owned life insurance	32,770	32,578
Goodwill	5,359	5,359
Intangible assets	464	535
Other assets	45,313	43,536

TOTAL ASSETS	$ 2,705,620	$ 2,659,377

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$ 727,337	$ 725,656
Interest bearing	$ 1,622,386	1,584,717
Total deposits	2,349,723	2,310,373

FHLB advances, short term	-	-
FHLB advances, long term	10,000	10,000
Subordinated notes, net of issuance costs	24,579	24,555
Accrued expenses and other liabilities	29,654	30,085

TOTAL LIABILITIES	2,413,956	2,375,013

STOCKHOLDERS' EQUITY

Common stock, $0.25 par value; 30,000,000 shares authorized;
13,415,707 and 13,376,464 issued; 13,407,690 and 13,368,447 outstanding,
at March 31, 2026 and December 31, 2025, respectively	3,354	3,344
Surplus	165,823	164,592
Retained Earnings	173,311	164,434
Accumulated other comprehensive income (loss), net of taxes	(50,625)	(47,807)
Treasury stock, at cost; 8,017 shares at March 31, 2026 and December 31,
2025, respectively	(199)	(199)
TOTAL STOCKHOLDERS' EQUITY	291,664	284,364

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,705,620	$ 2,659,377

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	For Three Months Ended March 31,
	2026	2025
INTEREST INCOME
Interest and fees on loans	$ 29,790	$ 27,314
Interest on investment securities:
Taxable	2,483	2,664
Tax exempt	502	576
Interest on Federal funds sold and other	1,644	1,353

TOTAL INTEREST INCOME	34,419	31,907

INTEREST EXPENSE
Savings and NOW accounts	5,280	4,894
Time deposits	710	2,224
FHLB advances and borrowings	98	931
Subordinated notes	430	230
TOTAL INTEREST EXPENSE	6,518	8,279

NET INTEREST INCOME	27,901	23,628

Provision (recovery) for credit losses - investments	-	-
Provision for credit losses - loans	(436)	202
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	28,337	23,426

NONINTEREST INCOME
Service charges on deposit accounts	355	290
Trust income	1,727	1,674
Investment advisory income	1,542	1,766
Earnings on bank owned life insurance	192	259
Other	361	367
TOTAL NONINTEREST INCOME	4,177	4,356

NONINTEREST EXPENSE
Salaries	7,409	6,905
Employee benefits	3,102	2,450
Occupancy expense	1,336	1,277
Professional fees	1,465	1,347
Directors' fees and expenses	622	306
Computer software expense	1,879	1,982
FDIC assessment	330	330
Advertising expenses	425	389
Advisor expenses related to trust income	24	22
Telephone expenses	264	207
Intangible amortization	71	71
Other	997	1,208
TOTAL NONINTEREST EXPENSE	17,924	16,494

Income before income taxes	14,590	11,288

Provision for income taxes	3,306	2,584
NET INCOME	$ 11,284	$ 8,704

Basic and diluted earnings per share	$ 0.85	$ 0.77

Weighted average shares outstanding	13,351,885	11,331,884

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended March 31,
	2026			2025
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable	$ 1,955,448	$ 29,790	6.18%	$ 1,830,080	$ 27,314	6.05%
Investment securities	417,179	2,891	2.81%	441,776	3,123	2.87%
Due from banks	190,504	1,644	3.50%	146,657	1,353	3.74%
Other	5,917	94	6.44%	7,979	117	5.95%
Total interest earning assets	2,569,048	34,419	5.43%	2,426,492	31,907	5.33%
Non-interest earning assets	111,195			101,960
Total assets	$ 2,680,243			$ 2,528,452

Liabilities and equity:
Interest-bearing demand accounts	$ 475,293	$ 777	0.66%	$ 357,057	$ 403	0.46%
Money market accounts	495,616	2,009	1.64%	685,827	3,634	2.15%
Savings accounts	535,617	2,494	1.89%	269,019	857	1.29%
Certificates of deposit	88,175	710	3.27%	222,992	2,224	4.04%
Total interest-bearing deposits	1,594,701	5,990	1.52%	1,534,895	7,118	1.88%
FHLB Advances and other borrowings	10,000	98	3.97%	85,011	931	4.44%
Subordinated notes	24,564	430	7.10%	19,597	230	4.76%
Total interest bearing liabilities	1,629,265	6,518	1.62%	1,639,503	8,279	2.05%
Non-interest bearing demand accounts	727,902			667,564
Other non-interest bearing liabilities	32,815			29,907
Total liabilities	2,389,982			2,336,974
Total shareholders' equity	290,261			191,478
Total liabilities and shareholders' equity	$ 2,680,243			$ 2,528,452

Net interest income		$ 27,901			$ 23,628
Interest rate spread [1]			3.81%			3.28%
Net interest margin [2]			4.40%			3.95%
Average interest earning assets to interest-bearing liabilities	157.7%			148.0%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)
	Three Months Ended March 31,
	2026	2025
Performance Ratios:
Return on average assets (1)	1.68%	1.38%
Return on average equity (1)	15.55%	18.18%
Interest rate spread (2)	3.81%	3.28%
Net interest margin (3)	4.40%	3.95%
Dividend payout ratio (4)	21.30%	16.92%
Non-interest income to average total assets	0.16%	0.17%
Non-interest expenses to average total assets	0.67%	0.65%
Average interest-earning assets to average interest-bearing liabilities	157.68%	148.00%

	At	At
	March 31, 2026	March 31, 2025
Asset Quality Ratios:
Non-performing assets to total assets	0.96%	0.24%
Non-performing loans to total loans	1.34%	0.33%
Allowance for credit losses to non-performing loans	106.74%	425.03%
Allowance for credit losses to total loans	1.43%	1.42%

Capital Ratios (5):
Total capital (to risk-weighted assets)	18.91%	15.42%
Tier 1 capital (to risk-weighted assets)	17.66%	14.16%
Common equity tier 1 capital (to risk-weighted assets)	17.66%	14.16%
Tier 1 capital (to average assets)	12.80%	10.41%

Notes:
(1)	Annualized for the three month periods ended March 31, 2026 and 2025, respectively.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4)	The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended March 31,
	2026	2025
Interest income	$ 34,419	$ 31,907
Interest expense	6,518	8,279
Net interest income	27,901	23,628
Provision for credit losses	(436)	202
Net interest income after provision for credit losses	28,337	23,426
Noninterest income	4,177	4,356
Noninterest expenses	17,924	16,494
Income before income taxes	14,590	11,288
Provision for income taxes	3,306	2,584
Net income	$ 11,284	$ 8,704

Basic and diluted earnings per share	$ 0.85	$ 0.77
Weighted average common shares outstanding	13,351,885	11,331,884

	At	At
	March 31, 2026	December 31, 2025
Book value per share	$ 21.75	$ 21.27
Net tangible book value per share (1)	$ 21.32	$ 20.83
Outstanding common shares	13,407,690	13,368,447

Notes:
(1)      Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $464, and $535 in other intangible assets for March 31, 2026 and December 31, 2025, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)
	At March 31, 2026		At December 31, 2025
	Amount	Percent	Amount	Percent
Commercial and industrial	$ 230,972	11.83%	$ 249,633	12.80%
Commercial real estate	1,480,805	75.86%	1,480,062	75.89%
Commercial real estate construction	106,868	5.48%	99,262	5.09%
Residential real estate	65,846	3.37%	65,290	3.35%
Home equity	26,894	1.38%	22,618	1.16%
Consumer	40,578	2.08%	33,419	1.71%
Total loans	1,951,963	100.00%	1,950,284	100.00%
Allowance for loan losses	27,844		28,335
Total loans, net	$ 1,924,119		$ 1,921,949

ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)
	At March 31, 2026			At December 31, 2025
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$ 727,337	30.95%	0.00%	$ 725,656	31.41%	0.00%
Interest bearing demand accounts	473,030	20.13%	0.52%	419,604	18.16%	0.72%
Money market accounts	276,997	11.79%	1.34%	646,688	27.99%	1.86%
Savings accounts	806,446	34.32%	1.88%	359,415	15.56%	1.45%
Certificates of Deposit	65,913	2.81%	2.74%	159,010	6.88%	3.46%
Total	$ 2,349,723	100.00%	0.99%	$ 2,310,373	100.00%	1.12%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	March 31, 2026	December 31, 2025

Non-accrual loans:
Commercial and industrial	$ 2,250	$ 1,577
Commercial real estate	22,998	8,690
Commercial real estate construction	-	-
Residential real estate	-	1
Home equity	833	844
Consumer	-	-
Total non-accrual loans	26,081	11,112
Accruing loans 90 days or more past due:
Commercial and industrial	4	18
Commercial real estate	-	-
Commercial real estate construction	-	-
Residential real estate	-	-
Home equity	-	-
Consumer	-	-
Total loans 90 days or more past due	4	18
Total non-performing loans	26,085	11,130
Other real estate owned	-	-
Other non-performing assets	-	-
Total non-performing assets	$ 26,085	$ 11,130

Ratios:
Total non-performing loans to total loans	1.34%	0.57%
Total non-performing loans to total assets	0.96%	0.42%
Total non-performing assets to total assets	0.96%	0.42%
Net-chargeoffs to total loans, YTD	0.00%	0.29%